                                                                   EXHIBIT 10.6



                                 [LETTERHEAD]


REGISTERED MAIL
- ---------------
RETURN RECEIPT REQUESTED
- ------------------------


January 18, 1994


The Prudential Jimmie Taylor, Realtors
P.O. Box 3409
Fort Smith, Arkansas 72913


Re: Lease Agreement between James M. Creager, Jr. and Linda Creager and Transkrit Corporation - March 28, 1991
     -------------------------------------------------------------------

Gentlemen:

In accordance with the Lease Agreement on the property known as 4407 South 16th Street, Fort Smith, Arkansas, this letter provides notice of Transkrit's extending and renewing the lease for the 3-year period commencing May 15, 1994 under the same terms and conditions as set out within the present lease. Accordingly the lease now has an expiration date of May 14, 1997.

Very truly yours,



Frank Neubauer, Chairman & CEO

FN/es

cc:  Tony Catalano   )  Please mark you date file for 12/96 that this
     Dave Koval      )  lease now expires on May 14, 1997 and a renewal
     Dale Hixon      )  would be required.
     Jack Resnick    )
     1996 Date File  )

P.S. If the owner is interested in selling the building at a price in the range of $200,000, we would like to discuss this possibility.


                                   [FOOTER]

                                LEASE AGREEMENT

   THIS AGREEMENT made and entered into in Fort Smith, Arkansas on this 26 day of March, 1987, by and between JAMES M. CREAGER, JR. AND LINDA CREAGER, hereinafter referred to as "Lessors", and TRANSKRIT CORPORATION, a corporation, hereinafter referred to as "Lessee".

   The Lessors and Lessee, for and in consideration of the mutual covenants, conditions, agreements, and stipulations hereinafter contained, hereby agree as follows:

   1. Description of Property: Lessors hereby lease to the Lessee property located at 4407 South 16th Street, Fort Smith, Arkansas, more particularly described as follows:

       Lot Ten (10) and Lot Eleven (11) of Phoenix Industrial Park to the City of Fort Smith, Sebastian County, Arkansas.

The Lessors shall permit the Lessee to use an air compressor located on the leased premises, and this air compressor shall be considered a fixture to the building and part of the leased premises.

   2. Acceptance of the Property: At the commencement of the lease term, the Lessee shall accept the building, improvements, equipment, and fixtures on or in the leased premises, in their existing condition. No representation, statement, or warranty, expressed or implied, has been made by or on behalf of the Lessors as to such condition.

   3. Term of Lease: The term of this lease shall be for two (2) years commencing May 15, 1987, and shall terminate on May 14, 1989.

   4. Option: The Lessee shall have an option to extend and renew this lease for a period of two (2) years commencing on May 15, 1989, under the same terms and conditions as set out within the present lease. Sixty day notification of option required.

   5. Rent: Lessee shall pay to the Lessors the sum of Two Thousand Five Hundred Dollars ($2,500.00) per month, which shall

LEASE AGREEMENT                      Page 2


be due and payable on the fifteenth (15th) day of each month, commencing
May 15, 1987. Lessee shall pay to the Lessors the first and last month's rent prior to May 15, 1987. All payments of rent are to be made payable to Jimmie Taylor Realtors, P.O. Box 3409, Fort Smith, Arkansas, 72913.

   6. Taxes: The real property taxes on the leased premises shall be paid by the Lessors, but all personal property taxes due on the contents of the leased premises or the result of any business conducted by the Lessee in the leased premises shall be paid by the Lessee. The Lessee shall not permit any liens to be filed on the leased premises as a result of any tax liability arising out of any business conducted by Lessee on the leased premises.

   7. Insurance: Lessors shall keep and maintain a policy of insurance on the structure of the leased premises covering fire and other coverage in the amount of $150,000.00. If, during the term of the lease or any extensions thereof, the Lessors' insurance premiums shall increase as a result of the Lessee's use and occupancy of the premises, then the Lessee shall be responsible to pay to the Lessors for the payment of this premium increase. These monies shall be paid on or before the date that the Lessors' insurance premiums are due. Lessee shall obtain and keep in force during the entire term of the lease, at their expense, a policy of general public liability insurance, to which the Lessors shall be named as co-insureds, with minimum limits of $250,000.00-$500,000.00. The Lessee shall provide the Lessors with proof of insurance within thirty (30) days after the execution of this lease agreement. The Lessee shall be responsible for obtaining insurance, if it desires, covering its own equipment or other personal property which may be stored on the leased premises. The Lessee shall obtain a policy of workers' compensation insurance issued by a company authorized to do

LEASE AGREEMENT                      Page 3


business in the state of Arkansas, covering its employees on said premises and shall provide the Lessors with a copy of said policy within thirty (30) days after execution of this lease agreement.

   8. Use of the Premises: The Lessee should satisfy itself that the use of these premises is in conformance with all zoning regulations of the City of Fort Smith, Arkansas, and the Lessors make no representation as to their conforming use. The Lessee shall use these premises for the purpose of assembling and manufacturing products used in the printing industry. The Lessee shall keep the entire leased premises, including walls, floors, ceilings, and fixtures broom clean. ALL flammable material shall be stored so as to reasonably avoid the risk of fire or explosion.

   9. Damage or Destruction of Leased Premises: In the event the leased premises are damaged or destroyed, the Lessors shall, with the proceeds of such insurance as it has on the leased premises, promptly repair and rebuild the demised premises. Damage or the destruction of the building shall not relieve Lessee from the obligation due during this primary term, so long as Lessors or their successors or assigns undertake a rebuilding of the damaged structure, unless the parties hereto or their successors and assigns agree to some relief in writing. The Lessors hereby agree that no action shall be maintained by the Lessors or the Lessors' insurance company against the Lessee in the event of said loss regardless of the cause thereof, including Lessee's negligence.

   10. Repairs and Maintenance: The Lessors shall be responsible for the maintenance of the roof on the building and for any major maintenance required to the outside of the structure or upon the electrical, plumbing, gas, or air conditioning systems during the lease term, unless caused by the fault of the Lessee. The Lessee shall give written notice to the Lessors of the need of repairs specifying such repairs. The Lessee shall be responsible

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LEASE AGREEMENT                      Page 4


for any and all minor maintenance necessary within the leased premises, including the electrical, plumbing, gas, or air conditioning systems, or any damage caused by the negligence or want of care of it, its employees, or the public which it serves, and shall further be responsible for all janitorial work required therein, as well as the maintenance of any glass which is permanently a part of the leased premises. Lessee shall maintain the leased premises in good condition, less ordinary wear and tear.

   11. Utilities: The Lessee shall bear all utility expenses attributable to the leased property and shall be responsible for all deposits required thereby. The Lessee shall not permit any liens to be filed on the leased property as a result of the non-payment of any utility charges.

   12. Assignment or Subletting: The Lessee shall not assign, mortgage, or encumber this lease, nor sublet nor permit the lease of the property or any part thereof to be used by others, without the prior written consent of the Lessors in each instance, which shall not be unreasonably withheld.

   13. Indemnification by Lessee: The Lessee covenants and agrees with the Lessors that during the entire term of the lease and any extensions or renewals thereof, the Lessee will indemnify and save harmless the Lessors against any and all claims, debts, demands, or obligations which may be made against the Lessors or against the Lessors' title in the premises, arising by reason of or in connection with, any alleged act or omission of the Lessee or any person claiming under, by, or through the Lessee; and if it becomes necessary for the Lessors to defend any action seeking to impose any such liability, the Lessee will pay the Lessors all costs of court and attorneys' fees incurred by the Lessors in affecting such defense in addition to any other sums which the Lessors may be called upon to pay by reason of the entry of a

LEASE AGREEMENT                      Page 5


judgment against the Lessors in the litigation of which such claim is asserted. Except, however, this article shall be subject to the provisions of article 11 concerning the non-liability of Lessee.

   14. Default by Lessee: If the leased property shall be deserted or vacated, or if proceedings are commenced against the Lessee in any Court under a bankruptcy act or for the appointment of a trustee or receiver of the Lessee's property either before or after the commencement of the lease term, or if there shall be a default in the payment of rent or any part thereof for more than fifteen (15) days after written notice of such default by the Lessors, or if there shall be a default in the performance of any other covenant, agreement, condition, rule or regulation herein contained or hereafter established on the part of the Lessee for more than fifteen (15) days after written notice of such default by the Lessors, this lease (if the Lessors so elect) shall thereupon become null and void, and the Lessors shall have the right to reenter or repossess the leased property, either by force, summary proceedings, surrender, or otherwise, and disposes and removes therefrom the Lessee, or other occupants thereof, and their effects, without being liable to any prosecution therefore. In such case, the Lessors may, at their option, relet the leased property or any part thereof, as the agent of the Lessee, and the Lessee shall pay the Lessors the difference between the rent hereby reserved and agreed to be paid by the Lessee for the portion of the term remaining at the time of reentry or repossession and the amount, if any, received or to be received under such reletting for such portion of the term. The Lessees hereby expressly waive the service of notice of intention to reenter or of instituting legal proceedings to that end. The Lessee waives and will waive all right to trial by jury in any

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LEASE AGREEMENT                      Page 6


summary proceeding hereafter instituted by the Lessor against the Lessee in respect to the leased property.

   15. Corporate Resolution: This Lease shall be executed by TRANSKRIT CORPORATION, P. O. Box 500, Brewster, New York, 10509, by Mr. Frank Neubauer, President. TRANSKRIT CORPORATION shall provide the Lessors with a copy of a corporate resolution executed by two (2) officers of the corporation, authorizing this lease to be entered into and all the terms thereof by Frank Neubauer. This shall be a condition precedent to the execution of the Lease. A copy of the corporate resolution shall be attached to this lease as Exhibit "A". Frank Neubauer further represents that he has the authority to enter into this lease on behalf of TRANSKRIT CORPORATION and to bind the corporation to the provisions enumerated herein.

   16. Indemnification by Lessors: Lessors shall covenant and agree with the Lessee that they are the owners of the property described herein and that they have good right and title to lease and let same unto the Lessee and that the building and other improvements of Lessors do not encroach on adjacent property. Lessors covenant and agree that during the term hereof, so long as Lessee shall not be in default herein, Lessee shall have and enjoy peaceful and quiet possession of the property described herein. In the event the property described herein is subject to any mortgage at the commencement of the term hereof, the Lessors shall cause the mortgagee to deliver to the Lessee a written agreement whereby the said mortgagee agrees to permit the Lessees to remain in possession during the term hereof so long as the Lessee is not in default and further agreeing to and acknowledging the rights of Lessee under this Lease Agreement.


                                       /s/ JAMES M. CREAGER, JR.
                                       ---------------------------------
                                       James M. Creager, Jr.

LEASE AGREEMENT                      Page 7




                                       /s/ LINDA CREAGER
                                       ---------------------------------
                                       Linda Creager

                                                             LESSORS



                                       TRANSKRIT CORPORATION


                                       /s/ FRANK NEUBAUER
                                       ---------------------------------
                                       Frank Neubauer, President

                                                             LESSEE

                                 [LETTERHEAD]


April 24, 1987


Mr. James L. Taylor
Jimmie Taylor Realtors
P. O. Box 3409
Fort Smith, AR 72913

Dear Mr. Taylor:

   Per our discussion on the property at 4407 South 16th Street, please refer to the attached sketch. The fire department inspector is requesting Transkrit to install a 1-hour fire wall in the facility in the position shown. This is a requirement to separate the production machine area from the open warehouse area. Also, another outside man-door exit is required as indicated.

   When the lease term is complete Transkrit would remove the internal fire wall if requested, but would prefer to leave the new exit door in place.

   If you would please get Mr. Jim Creager, the owner, to accept this proposal, the lease agreement could be finalized. If you have any questions, please call me as soon as possible.


Regards,



Dale Hixon
Plant Manager

attachment


                                   [FOOTER]

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                                   [SKETCH]



                     FLOOR LAYOUT (11,500 sf)
                     ----------------------------------------
                     4407 SOUTH 16TH STREET, FORT SMITH, ARK.